[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                                                                     Exhibit 5.1


                                 March 15, 2001


The Plastic Surgery Company
509 E. Montecito Street, 2nd Floor
Santa Barbara, CA  93103

         Re:      REGISTRATION STATEMENT ON FORM S-3
                  ----------------------------------


Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-3, (the "Registration Statement"), filed by The Plastic Surgery Company, a Georgia corporation (the "Company"), with the Securities Exchange Commission on March 15, 2001 in connection with the registration under the Securities Act of 1933 for resale of an aggregate of up to 2,792,357 shares (the "Shares") of Common Stock, no par value, of the Company. The Shares may be sold from time to time for the account of the Selling Shareholders, as defined in the Registration Statement.

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, and assuming that the full consideration for each Share has been received by the Company, it is our opinion that the Shares have been, validly issued and outstanding, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                           Very truly yours,



                                           /S/ STRADLING YOCCA CARLSON & RAUTH